Exhibit 10.3

LOAN AGREEMENT

Dated as of April 18, 2016

by and between

AGILITY CAPITAL II, LLC

as “Agility” or “Lender”

and

EMMAUS LIFE SCIENCES, INC.

as “Borrower”

TOTAL CREDIT AMOUNT: Up to $1,035,000

Maturity Date:	May 1, 20 17, subject to Section l {t)
Formula:	None
Facility Origination Fee:	$35,000
Interest:	I 0% per annum; fixed
Warrants:	See Warrant for coverage

The information set forth above is subject to the terms and conditions set forth in the balance of this Loan Agreement (this “Agreement “).  The parties agree as follows:

1.                                      Advances and Payments.

(a)                                 Advance. Borrower may request one advance in the aggregate principal amount of $1,035,000 which shall be loaned on or around the date of this Agreement (the “Advance”). Agility’s obligation to make any portion of the Advance under this Agreement is subject to (i) Agility’s determination , in its sole discretion, that there has not occurred (A) a Material Adverse Effect, (B) a material impairment of Borrower ‘s ability to perform its Obligations or of Agility’s ability to enforce the Obligations or realize upon the Collateral, or (C) a material adverse change in the value of the Collateral; and (ii) the execution, delivery and filing of such certificates, instruments and agreements, as Agility deems appropriate, in form and substance satisfactory to Agility, including but not limited to (A) a warrant to purchase stock; (B) an intellectual property security agreement; (C) an unconditional guarantee by Yutaka Niihara and Soorni Niihara (the “Individual Guarantors”); (D) a deed of trust (“Deed of Trust”) with respect to the property located at 27916 Alvarez Drive, Rancho Palos Verdes, CA 90275 (the “Real Property”); and (E) an unconditional guarantees by Emmaus Medical, Inc. and Newfield Nutrition Corporation (the “Subsidiary Guarantors” and together with the Individual Guarantors, the “Guarantors”).

(b)                                 Interest. Borrower shall pay interest on the outstanding principal balance of the Advance at a fixed rate per annum equal to ten percent (10.0%). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed, shall accrue from the date of an Advance and continue until such Advance has been repaid, and shall be payable in arrears on the first day of each month until such Advance has been repaid.

(c)                                  Payments. Borrower shall make interest-only payments on the first day of each month as set forth in Section I (b) above. Any partial month shall be prorated on the basis of a 30-day month based on the actual number of days outstanding. All payments made to Agility shall be made via wire transfer per wire transfer instructions separately provided by Agility to Borrower or by automated clearing house (ACH) transfer. All payments received by Agility shall be applied first to outstanding fees and expenses owing to Agility, then to accrued and unpaid interest, then to principal. Any fees or interest not paid when due shall be compounded by becoming a part of the Obligations, and such fees or interest shall thereafter accrue interest at the applicable interest rate.

(d)                                 Prepayment. Borrower may prepay all but not less than all of the Advance, provided Borrower (i) provides written notice to Lender of its election to prepay the Advance at least ten (10) days prior to such prepayment , and (ii) pays to the Lender on the date of such prepayment an amount equal to the sum of (A) all outstanding principal of the Advance plus accrued and unpaid interest thereon through the prepayment date, (B) a fee equal to $35,000 minus the aggregate amount of interest paid by Borrower prior to the prepayment date (if such amount of interest already paid by Borrower is less than $35,000), plus (C) any other amounts due to Lender under this Agreement all of Lender’s fees and expenses incurred in connection with this Agreement) .

(e)                                  Fees. On the date hereof, Borrower shall pay to Agility an origination fee of $35,000, which is fully earned and nonrefundable, and shall be deducted from the initial proceeds of the initial Advance. Borrower shall pay Agility a loan management fee of $835 per month, payable in arrears on the first day of each month, each of which are fully earned and nonrefundable on each such date.

(0                                     Maturity Date.  All amounts outstanding hereunder are due and payable on the earlier of (i) the closing of any new debt financing of Borrower (other than financings or refinancings of Permitted Debt) occurring after the date hereof or (ii) May 1, 2017 (the “Maturity Date”).

(g)                                  Late Payments; Default Interest; Default Fees. After the occurrence of an Event of Default under Section 5(a) of this Agreement, the Obligations shall bear interest at a rate equal to 15%. In addition, upon the occurrence of such Event of Default, Borrower shall pay Agility a default fee of $5,000. For each 30 day period in which the Event of Default remain s outstanding and uncured to Agility’s satisfaction, Borrower shall pay Agility an additional default fee of $5,000 for the first 30 day period, and an additional $5,000 for each 30 day period thereafter, until such Event of Default is cured or waived in writing by Agility. The terms of this paragraph shall not be construed as Agility’s consent to Borrower’s failure to pay any amounts in strict accordance with this Agreement, and Agility’s charging any fees and/or acceptance of any payments shall not restrict Agility’s exercise of any remedies arising out of any such failure.

(h)                                 Use of Proceeds. The proceeds from the Advance shall be used for Borrower’s general corporate purposes.

2.                                      Security Interest. As security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Agility under this Agreement and any other present or future agreement, document, or instrument entered into in connection herewith (collectively, the “Transaction Documents”), including all fees specified in Section 1 (collectively, the “Obligations”), Borrower grants Agility a security interest in all of Borrower’s personal property, whether now owned or hereafter acquired, including without limitation the property described on Exhibit A attached hereto, and all products, proceeds and insurance proceeds of the foregoing (collectively, the “Collateral”). Borrower authorizes Agility to execute such documents and take such actions as Agility reasonably deems appropriate from time to time to perfect or continue the security interest granted hereunder. Agility agrees to take such action as may be reasonably requested by the Borrower, at Borrower’s expense, to evidence termination of Agility’s security interests upon the payment and performance of the Obligations in full, including the filing of UCC termination statements upon the payment and performance of the Obligations in full.

3.                                      Representations, Warranties and Covenants. Borrower represents to Agility as follows (which shall be deemed continuing throughout the term of this Agreement, including the dates each portion of the Advance is made):

(a)                                 Authorization. The execution, delivery and performance by Borrower of the Transaction Documents, and all other documents contemplated hereby have been duly and validly authorized by all necessary corporate action, and do not violate Borrower ‘s Articles of Incorporation or by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property.

(b)                                 State of Incorporation; Places of Business; Locations of Collateral.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which it is required to do so. The address set forth in this Agreement under Borrower’s signature is Borrower’s chief executive office. Other than the chief executive office, as of the date of this Agreement the tangible Collateral is located at the address(es) set forth on Exhibit B, and the Borrower shall promptly provide Agility with written notice of any other location where tangible Collateral may be located from time to time.

(c)                                  Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral. The Collateral now is and will remain free and clear of any and all liens, security interests, encumbrances and adverse claims, except for (i) purchase money security interests in specific items of equipment; (ii) leases of specific items of equipment; (iii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests; (iv) l iens of materialmen, mechanics, warehousemen , carriers, or other similar liens arising in the ordinary course of business and securing obligations that are not delinquent; and (v) licenses pursuant to which Borrower or any of its subsidiaries licenses any intellectual property which Borrower or such subsidiary has the right to use; (vi) the liens under this Agreement and the other loan documents evidencing the Obligations; and (vii) the liens set forth on Exhibit B, if any.

(d)                                 Financial Condition, Statements and Reports. The financial statements provided to Agility by Borrower have been prepared in all material respects in accordance with generally accepted accounting principles, consistently applied (“GAAP”). Except as set forth on Exhibit B, all financial statements now or in the future delivered to Agility will fairly reflect in all material respects the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Agility and the date hereof, there has been no circumstance or event that would reasonably be expected to have a material adverse change in the business, operations, results of operations, assets, liabilities or financial or other condition of Borrower taken as a whole (a “Material Adverse Effect”). Borrower has timely filed, and will timely file, all material tax returns and reports required by applicable law, and Borrower has timely paid, and will timely pay, all material applicable taxes, assessmen.ts, deposits and contributions now or in the future owed by Borrower except for any such taxes that are being contested in good faith.

(e)                                  Compliance with Law. Borrower has complied, and will comply, with all provisions of all material applicable laws and regulations, except in each case where the failure to comply could not reasonably be expected to constitute or give rise to a Material Adverse Effect.

(f)                                   Information.  Except as set forth on Exhibit B, all written information provided to Agility by or on behalf of Borrower on or prior to the date of this Agreement is true and correct in all material respects when considered as a whole, and no representation or other statement made by Borrower to Agility contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Agility not misleading at the time made.

(g)                                  Litigation. Except as disclosed on Exhibit B, there is no claim or litigation pending or (to best of Borrower ‘s knowledge) threatened against Borrower. Borrower will promptly inform Agility in writing of any claim or litigation in the future.

(h)                                 Subsidiaries; Investments. Except as disclosed on Exhibit B, Borrower has no wholly-owned or partially owned subsidiaries, and Exhibit B sets forth all loans by Borrower to, and all investments by Borrower in, any person, entity, corporation partnership or joint venture.

(i)                                     Deposit and Investment Accounts. Borrower maintains only the operating, savings, deposit, securities and investment accounts listed on Exhibit B. Within 90 days after the date hereof, Borrower shall deliver to Lender an account control agreement with Union Bank in form and substance satisfactory to Lender; and if requested by Lender, Borrower shall cause each Subsidiary Guarantor to execute and deliver account control agreement(s) with respect to its accounts, in form and substance satisfactory to Lender. Notwithstanding, the foregoing, Borrower and its subsidiaries may maintain accounts that are not subject to any account control agreement as long as the balances in all such accounts do not exceed $50,000 individually or $150,000 in the aggregate at any time.

(j)                                    Real Property. The maximum principal amount of indebtedness owing by Individual Guarantors on the first mortgage on the Real Property as of the date hereof is no more than $70,000.

4.                                      Other Covenants.

(a)                                 Reports. Borrower will provide to Agility in form and substance acceptable to Agility (i) within forty five (45) days after the last day of each calendar quarter after the date hereof, quarterly financial statements, prepared in all material respects in accordance with GAAP, consistently applied; (ii) within fifteen (15) days after the last day of each month, copies of all reports and statements received by Borrower from any of its banks or other financial institutions (in lieu of such requirement, Borrower may grant Agility on-line “view only” access to all of its accounts on terms acceptable to Agility); (iii) annual financial statements prepared in all material respects in accordance with GAAP, consistently applied, by an independent certified public accountant acceptable to Agility, and copies of Borrower ‘s tax returns for such year, within one hundred twenty (120) days of the last day of such year; and (iv) upon request, such other information relating to Borrower’s operations and condition, as Agility may reasonably request from time to time. Agility acknowledges that Borrower does not presently have complete financial statements for the quarters ended June 30, 2015, September 30, 2015 or December 31, 2015 or for the year ended December 31, 2015. Agility shall have the right to review and copy Borrower’s books and records and audit and inspect the Collateral, from time to time, upon reasonable notice to Borrower. Agility or its officers, employees, or agents shall have a right to visit Borrower’s premises and interview Borrower’s officers at Borrower’s expense.

(b)                                 Insurance. Borrower will maintain insurance on the Collateral and Borrower’s business, in amounts and of a type equivalent to insurance maintained by Borrower on the date of this Agreement, and promptly (and in any event within 5 days following the execution of this Agreement) Agility will be named in a lender’s loss payable endorsement in favor of Agility, in form reasonably acceptable to Agility.

(c)                                  Other Negative Covenants.  Without Agility’s prior written consent, Borrower shall not do any of the following: (i) acquire any material assets outside the ordinary course of business; (ii) sell, lease, license, encumber, transfer or otherwise dispose of any Collateral except for sales of inventory in the ordinary course of business; (iii) pay or declare any dividends on Borrower’s stock; (iv) redeem , repurchase or otherwise acquire, any of Borrower ‘s stock; (v) except as provided on Exhibit B, make any investments in, or loans or advances to, any person, including without limitation any investments in, or downstreaming of funds to, any subsidiary or affiliate of Borrower; (vi) incur any indebtedness, including any guaranties or other contingent liabilities, other than (I) trade debt and equipment purchase money financing and/or capital lease obligations, each incurred in the ordinary course of business; and (2) unsecured convertible indebtedness on substantially similar terms as that which is existing as of the date hereof under which no interest or principal payments are due prior to the Maturity Date (collectively set forth on Exhibit B, “Permitted Debt”); (vii) make any deposits or investments into any investment or depository accounts unless they are subject to an account control agreement acceptable to Agility; (viii) make any payment on any of Borrower ‘s indebtedness that is subordinate to the Obligations (for the avoidance of doubt, the Borrower shall be permitted to make payments when due on the Permitted Debt that is outstanding as of the date hereof); (ix) permit or suffer a merger, change of control, or acquisition of all or any substantial part of Borrower’s assets; (x) use any part of the Advance to repay loans or pay deferred salaries or other amounts owing to any officers, directors, shareholders or affiliates of Borrower, other than repayments of the Permitted Debt that is outstanding as of the date hereof to debtors that may also be shareholders of Borrower; or (xi) agree to do any of the foregoing.

5.                                      Events of Default. Any one or more of the following shall constitute an Event of Default under this Agreement:

(a)                                 Borrower shall fail to pay any principal or interest due hereunder within ten days after the date due, provided that any amounts due on the Maturity Date shall be paid on that date, with no grace period; or

(b)                                 Borrower shall fail to comply with any other provision of this Agreement or any other Transaction Document; or

(c)                                  Any warranty or representation, report or certificate made or delivered to Agility by Borrower or on Borrower’s behalf pursuant to this Agreement or any of the Transaction Documents is or shall be untrue or misleading in a material respect as of the date given or made; or

(d)                                 A default or event of default occurs in any other agreement to which Borrower is subject or by which Borrower is bound (i) resulting in a right by the other party or parties, whether or not exercised, to accelerate the maturity of any indebtedness of Borrower in an amount of more than $100,000 or (ii) that could have a Material Adverse Effect, as defined below; or

(e)                                  Any portion of Borrower’s assets is attached, seized or levied upon, or a judgment for more than $100,000 is awarded against Borrower and is not stayed within ten days; or

(f)                                   Dissolution or termination of existence of Borrower; or appointment of a receiver, trustee or custodian, for all or any material part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by or against Borrower under any reorganization, bankruptcy, insolvency, arrangement , readjustment of debt, dissolution or liquidation law or statute of any jurisdiction , now or in the future in effect (except that, in the case of a proceeding commenced against Borrower, Borrower shall have 60 days after the date such proceeding was commenced to have it dismissed, provided Agility shall have no obligation to make any Advance during such period); or

(g)                                  If the approvals from any governmental agency (including the FDA) is revoked, rescinded, suspended or modified in an adverse manner or if any litigation is commenced against Borrower, and such actions or litigation could reasonably be expected to have a Material Adverse Effect, or cause a material impairment of Borrower’s ability to perform its Obligations or of Agility’s ability to enforce the Obligations or realize upon the Collateral, or material adverse change in the value of the Collateral; or

(h)                                 If any guaranty of all or a portion of the Obligations (a “Guaranty”), if any, ceases for any reason to be in full force and effect or if any Guarantor fails to satisfy any payment obligations under the Guaranty; or

(i)                                     If any Guarantor fails to perform any obligation (other than any payment obligations), or any event of default occurs, under any Guaranty and the Guarantor shall not cure such failure or event of default within thirty days after notice of such failure or event of default from the Lender or Guarantor becomes aware of such failure or event of default, or if any of the circumstances described in clauses (c) through (f) above occur with respect to any Guarantor or any Individual Guarantor dies or becomes subject to any criminal prosecution ; or

(i)                                     If the Deed of Trust ceases for any reason to be in full force and effect, or any event of default occurs under the Deed of Trust, or the amount owing under the existing mortgage on the Real Property exceeds $70,000.

6.                                      Remedies.

(a)                                 Remedies. Following the occurrence and during the continuance of any Event of Default, Agility, at its option, may do any one or more of the following: (i) Accelerate and declare the Obligations to be immediately due, payable, and performable; (ii) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Agility to enter Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge by Borrower for so long as Agility reasonably deems it necessary in order to complete the enforcement of its rights under this Agreement or any other Transaction Document; provided , however, that should Agility seek to take possession of any of the Collateral by Court process, Borrower hereby waives: (A) any bond and any surety or security relating thereto; (B) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (C) any requirement that Agility retain possession of, and not dispose of, any such Collateral until after trial or final judgment ; (iii) Require Borrower to assemble any or all of the Collateral and make it available to Agility at places designated by Agility; (iv) Complete the processing of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Agility shall have the right to use Borrower ‘s premises, equipment and all other property without charge by Borrower; (v) Collect and dispose of and realize upon any investment property, including withdrawal of any and all funds from any deposit or securities accounts; (vi) Dispose of any of the Collateral, at one or more public or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale; and (vii) Demand payment of, and collect any accounts, general intangibles or other Collateral and, in connection therewith, Borrower irrevocably authorizes Agility to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Agility’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle accounts, general intangibles and the like for less than face value; Borrower grants Agility a license, exercisable from and after an Event of Default has occurred, to use and copy any trademarks, service marks and other intellectual property in which Borrower has an interest to effect any of the foregoing remedies.  All reasonable attorneys ‘ fees, expenses, costs, liabilities and obligations incurred by Agility with respect to the foregoing shall be added to and become part of the Obligations, and shall be due on demand.

(b)                                 Application of Proceeds. All proceeds realized as the result of any sale or other disposition of the Collateral shall be applied by Agility first to the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agility in the exercise of its rights under this Agreement or any other Transaction Document, second to any fees and Obligations other than interest and principal, third to the interest due upon any of the Obligations, and fourth to the principal of the Obligations, in such order as Agility shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Agility for any deficiency.

(c)                                  Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Agility shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Agility and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Agility of one or more of its rights or remedies shall not be deemed an election, nor bar Agility from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Agility to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

(d)                                 Power of Attorney. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Agility (and any of Agility’s designated employees or agents) as Borrower ‘s true and lawful attorney in fact to: endorse Borrower’s name on any checks or other forms of payment; make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance; settle and adjust disputes and claims respecting accounts, general intangibles and other Collateral; execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Agreement; sell, lease or otherwise dispose of all or any part of the Collateral; and take any other action or sign any other documents required to be taken or signed by Borrower, or reasonably necessary to enforce Agility’s rights or remedies or otherwise carry out the purposes of this Agreement and the other Transaction Documents. The appointment of Agility as Borrower’s attorney in fact, and each of Agility’s rights and powers, being coupled with an interest, are irrevocable until all Obligations owing to Agility have been paid and performed in full.

7.                                      Waivers. The failure of Agility at any time or times to require Borrower to strictly comply with any of the provision s of this Agreement or any other Transaction Document between Borrower and Agility shall not waive or diminish any right of Agility later to demand and receive strict compliance therewith . Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement shall be deemed to have been waived except by a specific written waiver signed by an authorized officer of Agility. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, general intangible, document or guaranty at any time held by Agility on which Borrower is or may in any way be liable, and notice of any action taken by Agility, unless expressly required by this Agreement.

8.                                      Indemnity. Borrower shall indemnify Agility for all out-of-pocket costs or liabilities, including reasonable attorneys’ fees, incurred by Agility in connection with this Agreement or any other Transaction Document.

9.                                      Confidentiality. In handling any confidential non-public information provided to Agility by Borrower, Agility agrees not to disclose such information to any other person, and Agility shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of the same, except that disclosure of such information may be made (i) to subsidiaries or affiliates of Agility in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Obligations, provided that they have entered into a comparable confidentiality agreement with respect thereto, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Agility, and (v) as Agility may deem appropriate in connection with the exercise of any remedies hereunder. Confidential information shall not include information that either: (a) is in the public domain, or becomes part of the public domain, after disclosure to Agility through no fault of Agility; or (b) is disclosed to Agility by a third party, provided Agility does not have knowledge, after reasonable inquiry, that such third party is prohibited from disclosing such information.

10.                               Governing Law; Jurisdiction; Venue. The Transaction Documents, all acts and transactions under the Transaction Documents, and all rights and obligations of Agility and Borrower shall be governed by the internal laws (and not the conflict of laws rules) of the State of California. As a material part of the consideration to Agility to enter into this Agreement, each of Borrower and Lender (i) agrees that all actions and proceedings relating directly or indirectly to the Transaction Documents shall be litigated in courts located within California, and the venue therefor shall be Santa Barbara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

11.                               MUTUAL WAIVER OF JURY TRIAL. BORROWER AND AGILITY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON,ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN AGILITY AND BORROWER INCLUDING ALL OTHER TRANSACTION DOCUMENTS, OR ANY CONDUCT, ACTS OR OMISSIONS OF AGILITY OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH AGILITY OR BORROWER, IN ALL OF THE

FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH JUDICIAL REFERENCE PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ BEFORE A MUTUALLY ACCEPTABLE REFEREE SITTING WITHOUT A JURY OR, IF NO AGREEMENT ON THE REFEREE IS REACHED, BEFORE A REFEREE SELECTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA BARBARA COUNTY. THIS PROVISION SHALL NOT RESTRICT A PARTY FROM EXERCISING NONJUDICIAL REMEDIES UNDER THE CODE.

12.                               Representations of Lender. Lender represents and warrants, as of the date hereof and as of any exercise of the Warrant, that: (i) it is acquiring the Warrant and any Shares (as defined therein) upon the exercise thereof solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities Jaws, and (ii) Lender is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. The representations and warranties contained in this Section 12 shall survive the termination of this Agreement and the repayment of the Obligations until the Warrant has been fully exercised or has fully expired.

13.                               General. This Agreement and the other Transaction Documents are the final, entire and complete agreement between Borrower and Agility and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement and the other Transaction Documents. There are no oral understandings, representations or agreements between the parties which are not set forth in the Transaction Documents. The terms and provisions of this Agreement or any other Transaction Document may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Agility. Agility may assign all or any part of its interest in this Agreement or any other Transaction Document and the Obligations to any person or entity, or grant a participation in, or security interest in, any interest in this or any other Transaction Document, without notice to or consent of Borrower. Borrower may not assign any rights under or interest in this Agreement or any other Transaction Document without Agility’s prior written consent.

13.                               Publicity.  At any time after Borrower’s next filing with the Securities and Exchange Commission in which this Agreement is disclosed, Agility may use Borrower’s tradenames and logos in Agility’s marketing materials in respect of the transactions evidenced by this Agreement.

14.                               Lender’s License. This loan is made pursuant to the California Finance Lenders Law, Division 9 (commencing with Section 22000) of the Financial Code. Agility Capital II, LLC, 812 Anacapa Street, Suite A, Santa Barbara, CA 93101, License Number 603 H822. FOR INFORMATION CONTACT THE DEPARTMENT OF CORPORATIONS, STATE OF CALIFORNIA.

AGILITY CAPITAL II, LLC	EMMAUS LIFE SCIENCES, INC.

By:	By:

Title:	Title:

Address for notices:	Address for notices:

Agility Capital II, LLC	Emmaus Life Sciences, Inc.
812 Anacapa Street, Suite A	20725 S. Western Avenue, Suite 136
Santa Barbara, CA 93101	Torrance, California 9050 I
Attn:	Attn:
Fax:	Fax:

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)                                 all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including copyrights, patents, trademarks, goodwill and all intellectual property, payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)                                 any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

EXHIBIT B

Places of Business and Locations of Collateral (Section 3(b)):

Headquarters - 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503

3870 Del Amo Blvd., Suite 506, Torrance, California 90503

Magellean Storage at 4320 W. 190th Street, Torrance, California 9050

In addition, EM Japan leases 1,322 total square feet of office space in Tokyo, Japan and 1,313 square feet of office space in Osaka, Japan.

Permitted Liens (Section 3(c})

Mitsubishi UFJ Capital III Limited Partnership (Mitsubishi) has a $500,000 convertible note issued with the Company. The Mitsubishi note is secured by 39,250 shares of CellSeed, Inc. which is held by Mitsubishi as collateral.

Financial Statements (Section 3(d))

Financial statements for the period ending June 30, 2015 and September 30, 2015 have not yet been filed in part due to legal proceedings and changes in the composition of the Board of Directors. In December 2015 an independent Board of Directors was re-established and in January 2016 a new audit firm was engaged. The Company is proceeding to file the financial reports for the period ending June 30, 2015 and September 30, 2015 when the audit of the year ending December 31, 2015 is complete.

Information (Section 3 (f))

See Section 3(d) above.

Litigation (Section 3(g)):

None

Subsidiaries and partnerships and joint ventures (Section 3(h)):

Subsidiaries: Emmaus Medical, Inc., Newfield Nutrition Corporation, Emmaus Medical Japan, Inc. and Emmaus Medical Europe Ltd. The Borrower is also in the process of forming or otherwise acquiring a subsidiary in Korea,and the formation or acquisition of said subsidiary shall not be a violation of this representation or a default under the Loan Agreement. Joint ventures: On December 28, 2015, the Borrower entered into a collaboration agreement with Korea Bio Medical Science Institute (“KBMSI”) pursuant to which, among other things, the Borrower agreed to form a joint steering committee to assess potential joint research , development and commercialization opportunities and to potentially jointly develop intellectual property pursuant to further written agreements to be determined. In addition, the collaboration agreement provides that Borrower and KBMSI will enter into a stock swap agreement pursuant to which the Borrower would exchange Four Billion Korean Won of Borrower ‘s common stock for Four Billion Korean Won of KBMSI stock.

Permitted Debt Section 4(c)(vi):

Year Issued	Interest Rate Range	Term of Notes	Conv. Price	Principal Outstanding December 31, 2015	Discount Amount December 31, 2015		Carrying Amount December 31, 2015

Convertible notes Payable
2010	6%	5 years	$3.05	2,000		$—	$2,000
2011	10%	5 years	$3.05	500,000			500,000
2013	10%	2 years	$3.60	525,257			525,257
2014	10%	Due on demand – 2 years	$3.05-$7.00	4,378,563	353,700		4,024,863
2015	10%	Due on demand – 2 years	$3.05-$7.00	5,681,166	526,066		5,155,100
				$11,086,986		$879,766	$10,207,220
		Current		$6,358,698		$358,351	$6,000,347
		Long-term		$4,728,288		$521,415	$4,206,873

Convertible notes Payable – related party
2012	10%	Due on demand	$3.30	$298,000		$—	$298,000
2014	10%	2 years	$7.00
2015	10%	2 years	$4.50	320,000			320,000
				$618,000		$—	$618,000
		Current		$298,000		$—	$298,000
		Long-term		$320,000		$—	$320,000

Notes payable
2013	10%	Due on demand	NA	$830,000		$—	$830,000
2014	11%	Due on demand – 2 years	NA	1,446,950			1,446,950
2015	11%	Due on demand – 2 years	NA	2,379,799			2,379,799
				$4,656,749		$—	$4,656,749
		Current		$4,656,749	$		$4,656,749
		Long-term		$—	$		$

Notes Payable–related party
2012	8% – 10%	Due on demand	NA	$626,730	$		$626,730
2013	8%	Due on demand	NA	50,000			50,000
2014	11%	Due on demand – 2 years	NA	240,308			240,308
2015	10% – 11%	Due on demand – 2 years	NA	1,849,266			1,849,266
				$2,766,304	$		$2,766,304
		Current		$2,766,304	$		$2,766,304
		Long-term		$	$		$
		Grand Total		$19,128,039		$879,766	$18,248,273

Subsequent to the year ended December 31, 2015, the Company issued the following:

Notes issued after December 31, 2015	Principal Amounts	Annual Interest Rates	Term of Notes	Conversion Price
Convertible notes (1)	$489,950	10%	2 Years	$4.50
Promissory note-related party	700,000	10%-11%	Due on Demand
Total	$1,189,950

Investments of Borrower (Section 4(c)(v)):

Borrower owns 39,250 shares of CellSeed, Inc.

Accounts (Section 3(i))

ELSI & EMI:

ELSI - Union Bank - MM 0214

ELSI - Union Bank - Chk 7150

Union Bank MM - 9562

Union Bank Priority Chk 1200

Checking at CommerceWest Bank 0025

Short-Term lnvestments:Merrill Lynch MM 7742

NNC:

CommerceWest CHK 0017

Checking at Union Bank 7659

CORPORATE RESOLUTIONS AND INCUMBENCY CERTIFICATE

Borrower : EMMAUS LIFE SCIENCES, INC.

I, the undersigned Secretary or Assistant Secretary of EMMAUS LIFE SCIENCES, INC. (the “Company”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments l and 2 are true and complete copies of the Certificate of incorporation and Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that by unanimous written consent of the Directors of the Company (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

“BE IT RESOLVED, that any one (I) of the following named officers, employees, or agents of this Company (the “Authorized Officers”), whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Yutaka Niihara	President and Chief Executive Officer

Peter Ludlum	Chief Financial Officer

Willis Lee	Chief Operating Officer

Lan Tran	Chief Administrative Officer and Secretary

acting for and on behalf of this Company and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Agility, on the terms set forth in that Loan Agreement between the Company and Agility containing the terms set forth in the Term Sheet (the “Loan Agreement “), with such changes therein as may be approved by any Authorized Officer, his or her execution thereof to represent the conclusive approval and authorization of this Board, such sum or sums of money as in their judgment should be borrowed pursuant to the Loan Agreement.

Execute Agreement. To execute and deliver to Agility the Loan Agreement, and any other agreement, document or instrument entered into in connection with the Agreement, and also one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for one or more of the loans, or any portion of the loans.

Grant Security. To grant a security interest to Agility in the Collateral described in the Loan Agreement , which security interest shall secure all of the Company’ s obligations, as described in the Loan Agreement.

Issue Warrants. To issue one or more warrants to purchase the capital stock of the Company to Agility.

Further Acts. To designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Agility may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Agility. Any such notice shall not affect any of the Corporation ‘s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand as of April 18, 2016 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By
Name:
Title: